Exhibit 99.1

DARA BIOSCIENCES ANNOUNCES FIRST QUARTER 2015 RESULTS
 Company to provide inaugural 2015 revenue guidance based upon continued commercial progress

Raleigh, NC – May 13, 2014 – DARA BioSciences, Inc. (NASDAQ: DARA), an oncology supportive care pharmaceutical company dedicated to providing health care professionals a synergistic portfolio of medicines to help cancer patients adhere to their therapy and manage side effects arising from their cancer treatment, today announced its first quarter 2015 results.

First Quarter 2015 Financial Snapshot
DARA reported net revenues of $652.2 thousand for the first quarter ended March 31, 2015 based on gross product sales in excess of $850 thousand, as compared to net revenues of $161.5 thousand for the first quarter ended March 31, 2014, a year over year increase of 304%. The increase in revenues was primarily attributable to the expanded commercial sales organization and success in generating interest and prescriptions across DARA’s portfolio.

DARA reported a loss attributable to controlling interest of approximately $3.2 million or ($0.16) per share for the first quarter ended March 31, 2015 as compared to a loss attributable to controlling interest of approximately $2.7 million, or ($0.37) per share for the first quarter ended March 31, 2014. The loss attributable to controlling interest for the current quarter was $493.0 thousand more than the same period last year. Sales and marketing costs for the quarter increased $389.3 thousand over the same period last year, primarily as a result of increased personnel costs, including an increase in incentive based field sales compensation driven by higher sales achievement. An increase in general and administrative expenses of $218.2 thousand was primarily driven by increased personnel costs and stock based compensation. Research and development expenses remained essentially flat. As of March 31, 2015, cash and cash equivalents totaled approximately $9.9 million.

“Our first quarter results reflect a solid start for the year, as our product portfolio continues to perform well” stated Christopher G. Clement, President and CEO of DARA BioSciences. “Despite unanticipated headwinds from the severe winter weather which adversely impacted the number of total sales days in the quarter, as well as the ability for patients to pick up their prescriptions, we saw a significant increase in prescriptions and revenue in March. Based on key leading indicators, we see these positive sales trends carrying forward into Q2. With continued momentum in the business and prescription increases for our key products Gelclair® and Soltamox®, we anticipate our full year net revenues for these two products to reach $3.7 million for 2015, excluding any net revenue contribution from the launch of Oravig later in the year. This guidance is based upon prescription growth trends, wholesaler buying and inventory levels observed over the past several quarters.”

Clement continued, “We are excited about the acquisition of Oravig® in March, which provides us with another valuable supportive care product for our portfolio. We expect to quickly leverage the significant market opportunity for Oravig in both the oncology and broader markets. Pre-launch planning activities are well underway and we are scheduled to introduce Oravig back to the market in the fourth quarter.”

Dr. David J. Drutz, Executive Chairman of the Board and Chief Medical Officer of DARA BioSciences, commented, “We have had some important developments during the quarter that we believe will help enhance our partnership initiatives around KRN5500. We were recently informed of a Notice of Patent Allowance for the new and improved formulation for KRN5500. Typically, a patent will issue within approximately three months of a Notice of Allowance from the Patent office. This patent would add significant additional IP protection and exclusivity to the asset. Additionally, we continue dialogue with the FDA regarding the KRN5500 clinical development program. The feedback received to date is very helpful not only with potential partners but also as we look to define the remainder of this program. We await responses to a few outstanding questions which we hope to have addressed in the near-term. We are active participants at industry conferences regarding the importance of orphan drugs and continue to see ongoing and new interest in this asset. We remain dedicated to clarifying the pathway to development and finding a partner for this important clinical stage asset.”

DARA believes that its currently available funds, together with projected sales of Gelclair, an FDA-approved bioadherent oral rinse gel for treating the painful symptoms of oral mucositis (OM), Soltamox, (tamoxifen citrate) oral liquid solution, Oravig, the first and only orally-dissolving buccal tablet approved for oral thrush, and the Mission Pharmacal products Ferralet® 90 (for anemia) and Aquoral® (for cancer-related dry mouth), will enable the Company to fund its current operations and to meet its obligations through the first quarter of 2016.

First Quarter 2015 Operational Highlights and Recent Key Events
The Company made significant progress during the first quarter of 2015 in executing its strategy as well as expanding the commercial opportunity for its flagship oncology and oncology supportive care products, as follows:

•	Quarterly net revenues increased 304% from Q1 FY’14 to $652.2 thousand, despite severe winter weather at the start of the year
•	Signed agreement with Onxeo S.A. for the U.S. rights to Oravig, the first and only orally-dissolving buccal tablet approved for oral thrush
•
Executed a co-promotion agreement with Mission Pharmacal Company, a privately held pharmaceutical company based in San Antonio, Texas, to co-promote Oravig in the primary care market, with an expected launch in the latter half of 2015

•
Gelclair continues to be the leading gel barrier prescribed in the U.S. retail market, per Symphony Prescription data, leading the nearest competitor by a 2 to 1 margin of prescriptions written in March and outperforming the overall gel barrier retail prescription market (which decreased in Q1 by 16%) by 16% in Q1 2015

•
At the end of February, DARA instituted a comprehensive prescription program for Gelclair through a new specialty pharmacy HUB, which provides access to all patients in need of Gelclair for indicated uses regardless of insurance coverage at either $0 out of pocket patient expense or a modest copay

•
DARA’s new comprehensive prescription program for Gelclair increased physicians prescriptions written in the non-retail sector by an additional 15% in March, vs retail prescriptions written per Symphony Health Prescription data for the same time period, March 2015

•	Gelclair non retail prescriptions through DARA’s comprehensive prescription program showed strong growth in April
•	Soltamox has shown solid sequential quarterly growth both in the retail and wholesale sectors, with prescriptions rising on a month to month basis throughout the first quarter of 2015 and in April
•	DARA contracted with a leading provider of oncology patient portal services to create a patient educational program that will be implemented in Q2
•	DARA was granted a final VA formulary award for Soltamox which now allows DARA to add Gelclair to the same award to be considered for acceptance and formulary approval in the near future
•	Ferralet and Aquoral both demonstrated increased sales quarter over quarter
•
Key development asset KRN5500 obtained a Notice of Allowance for a new formulation, enhancing attractiveness of a partnership opportunity through improved clinical administration of the drug, as well as provision of IP protection for the use of the drug beyond its current orphan designations

•
Based on our current trends and continued growth DARA is providing guidance of $3.7 million for Gelclair and Soltamox net sales for the full year 2015, excluding any net revenue contribution from the launch of Oravig later in the year

Financial Highlights
A summary of key financial highlights for the three months ended March 31, 2015 and 2014 is as follows ($ in thousands):

	For the three months ended March 31, 2015	For the three months ended March 31, 2014
	$	$

Net Revenues	652.2	161.5

Gross Margin	503.6	108.3

Operating Expenses	3,637.4	3,018.6

Loss Attributable to Controlling Interest	(3,151.1)	(2,658.1)

	As of March 31, 2015	As of December 31, 2014
Cash and Cash Equivalents	9,852.6	12,026.6

Current Assets	10,952.8	13,773.8

Current Liabilities	3,521.0	3,745.3

Working Capital	7,431.8	10,028.5

CONFERENCE CALL WEBCAST
As previously announced, the Company’s management team will host a conference call and live audio webcast to provide a corporate business update and review first quarter 2015 financial results on Thursday, May 14, 2015 at 9:00am Eastern Time. To listen to the live call, individuals can access the webcast at the investor relations portion of the Company’s website at http://ir.darabio.com/overview. Please log on to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on the DARA BioSciences website.

About DARA BioSciences, Inc.
DARA BioSciences Inc. of Raleigh, North Carolina, is an oncology supportive care pharmaceutical company dedicated to providing healthcare professionals a synergistic portfolio of medicines to help cancer patients adhere to their therapy and manage side effects arising from their cancer treatments.

DARA holds exclusive U.S. marketing rights to Soltamox® (tamoxifen citrate) oral solution, Gelclair® oral rinse gel, and Oravig® (miconazole) DARA licensed the U.S. rights to Soltamox from UK-based Rosemont Pharmaceuticals, Ltd, a U.K. based manufacturer and a subsidiary of Perrigo Company plc, Gelclair from the Helsinn Group in Switzerland, and Oravig from Onxeo S.A. in France.

Soltamox (tamoxifen citrate) oral solution, the only liquid form of tamoxifen, is indicated for the treatment of metastatic breast cancer, the adjuvant treatment of node-positive breast cancer in premenopausal women, the reduction in risk of invasive breast cancer in women with ductal carcinoma in situ (DCIS), and for the reduction of the incidence of breast cancer in women at high risk for breast cancer. Currently, there are more than 1.8 million prescriptions of tamoxifen written on an annual basis in the United States. Between 30 and 70 percent of patients fail to complete their prescribed course of treatment, thereby diminishing its benefits in reducing the risk of breast cancer recurrence.

Tamoxifen Important Safety Information

Tamoxifen citrate is contraindicated in women who require concomitant coumadin-type anticoagulant therapy, in women with a history of deep vein thrombosis or pulmonary embolus, and in women with known hypersensitivity to the drug or any of its ingredients.

Serious and life-threatening events associated with tamoxifen in the risk reduction setting (women at high risk for cancer and women with DCIS) include uterine malignancies, stroke and pulmonary embolism.

The most common adverse reactions to tamoxifen treatment are (incidence > 20%) hot flashes, fluid retention, vaginal discharge, vaginal bleeding, vasodilatation, nausea, irregular menses, weight loss, and musculoskeletal events.

Tamoxifen carries the following Boxed Warning:

WARNING -- For Women with Ductal Carcinoma in Situ (DCIS) and Women at High Risk for Breast Cancer: Serious and life-threatening events associated with tamoxifen in the risk reduction setting (women at high risk for cancer and women with DCIS) include uterine malignancies, stroke and pulmonary embolism. Incidence rates for these events were estimated from the NSABP P-1 trial (see CLINICAL PHARMACOLOGY, Clinical Studies, Reduction in Breast Cancer Incidence In High Risk Women). Uterine malignancies consist of both endometrial adenocarcinoma (incidence rate per 1,000 women-years of 2.20 for tamoxifen vs. 0.71 for placebo) and uterine sarcoma (incidence rate per 1,000 women-years of 0.17 for tamoxifen vs. 0.0 for placebo)*. For stroke, the incidence rate per 1,000 women-years was 1.43 for tamoxifen vs. 1.00 for placebo**. For pulmonary embolism, the incidence rate per 1,000 women-years was 0.75 for tamoxifen versus 0.25 for placebo**. Some of the strokes, pulmonary emboli, and uterine malignancies were fatal. Health care providers should discuss the potential benefits versus the potential risks of these serious events with women at high risk of breast cancer and women with DCIS considering tamoxifen to reduce their risk of developing breast cancer. The benefits of tamoxifen outweigh its risks in women already diagnosed with breast cancer.

*Updated long-term follow-up data (median length of follow-up is 6.9 years) from NSABP P-1 study. See WARNINGS, Effects on the Uterus-Endometrial Cancer and Uterine Sarcoma in Prescribing Information.
**See Table 3 under CLINICAL PHARMACOLOGY, Clinical Studies in Prescribing Information.

The full Prescribing Information for Soltamox is available at www.soltamox.com/prescribing-information.

Gelclair is an alcohol-free bio adherent oral rinse gel for rapid and effective relief of pain associated with oral mucositis caused by chemotherapy and radiation treatment. Gelclair should not be used by patients with a known or suspected hypersensitivity to the product or any of its ingredients. DARA licensed the U.S. rights to Soltamox from UK-based Rosemont Pharmaceuticals, Ltd., and Gelclair from the Helsinn Group in Switzerland. For further information on Gelclair and the Full Prescribing Information please visit www.Gelclair.com.

DARA is focused on expanding its portfolio of oncology supportive care products in the United States, via in-licensing and/or partnering of complementary late-stage and approved products. In addition, the company wishes to identify a strategic partner for the clinical development of KRN5500, currently in Phase 2 for the treatment of chronic, treatment refractory, chemotherapy-induced peripheral neuropathy (CCIPN). The FDA has designated KRN5500 as a Fast Track Drug, and has granted DARA two separate Orphan Drug Designations for the treatment of multiple myeloma and for the treatment of painful, chronic chemotherapy-induced peripheral neuropathy that is refractory to conventional analgesics (CCIPN).

DARA partners with Alamo Pharma Services, a subsidiary of Mission Pharmacal, to deploy a dedicated 20-person national sales team in the U.S. oncology market. In addition to promoting DARA's products Soltamox and Gelclair, this specialized oncology supportive care sales team also provides clinicians with access to two Mission Pharmacal products: Ferralet® 90 (for anemia), and Aquoral® (for chemotherapy/radiation therapy-induced dry mouth).

Important Safety Information and full Prescribing Information for Mission Pharmacal's products may be found at: www.Ferralet.com and www.Aquoral.com.

For more information please visit our web site at www.darabio.com.

Safe Harbor Statement

All statements in this news release that are not historical are forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended, and are subject to risks and uncertainties. These statements are based on the current expectations, estimates, forecasts and projections regarding management's beliefs and assumptions. In some cases, you can identify forward looking statements by terminology such as "may," "will," "should," "hope," "expects," "intends," "plans," "anticipates," "contemplates," "believes," "estimates," "predicts," "projects," "potential," "continue," and other similar terminology or the negatives of those terms. Such forward-looking statements are subject to factors that could cause actual results to differ materially for DARA from those projected. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption "Risk Factors" in DARA's most recent Annual Report on Form 10-K, filed with the SEC on March 3, 2015, and DARA's other filings with the SEC from time to time. Those factors include risks and uncertainties relating to DARA's ability to timely commercialize and generate revenues or profits from Soltamox®, Gelclair®, Oravig® or other products, DARA's ability to achieve the desired results from the agreements with Mission and Alamo, FDA and other regulatory risks relating to DARA's ability to market Soltamox, Gelclair, Oravig or other products in the United States or elsewhere, DARA's ability to in-license and/or partner products, the current regulatory environment in which DARA sells its products, the market acceptance of those products, DARA’s ability to develop KRN5500 into an FDA-approved commercial product, dependence on partners, successful performance under collaborative and other commercial agreements, competition, the strength of DARA's intellectual property and the intellectual property of others, the potential delisting of DARA's common stock from the NASDAQ Capital Market, and other risk factors identified in the documents DARA has filed, or will file, with the Securities and Exchange Commission ("SEC"). Copies of DARA's filings with the SEC may be obtained from the SEC Internet site at http://www.sec.gov. DARA expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in DARA's expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based. DARA BioSciences and the DARA logo are trademarks of DARA BioSciences, Inc.

CONTACT

Corporate Contact:
Jim Polson
FTI Consulting
312-553-6730
Jim.polson@fticonsulting.com

Media Contact:
David Connolly
LaVoie Health Sciences
 617-374-8800, Ext. 108
dconnolly@lavoiegroup.com